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                                                        EXHIBIT 23

[Letter Head]

The Board of Directors
Rubbermaid Incorporated

We consent to incorporation by reference in the registration statements (File Nos. 33-63420, 33-56105, 33-57091, 33-57093, 33-57097 and 33-61817) on Form
S-8, and in the registration statements (File Nos. 33-54799 and 33-00471) on Form S-3 of Rubbermaid Incorporated of our report dated February 2, 1996, relating to the consolidated balance sheets of Rubbermaid Incorporated and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, cash flows, and shareholders' equity for each of the years in the three year period ended December 31, 1995, which report appears in the December 31, 1995, annual report on Form 10-K of Rubbermaid Incorporated.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP


Cleveland, Ohio
March 13, 1996